Exhibit 4.3

Annex 27
Liquidation of Consideration Shares

Section 1.  Lock-Up.  From the Closing Date until the date which is three (3) months after the Closing Date, Seller Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly, transfer Beneficial Ownership of, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute (“Transfer”) any of the Consideration Shares to any Person (other than Seller Parent or any of its Subsidiaries).  From the date which is three (3) months following the Closing Date until the date which is six (6) months following the Closing Date, Seller Parent shall not, and shall cause its Subsidiaries not to, Transfer to any Person (other than Seller Parent or any of its Subsidiaries) more than fifty percent (50%) of the Consideration Shares held by Seller Parent and its Subsidiaries immediately following the Closing.  From the date which is six (6) months following the Closing Date until the date which is nine (9) months following the Closing Date, Seller Parent shall not, and shall cause its Subsidiaries not to, Transfer to any Person (other than Seller Parent or any of its Subsidiaries) more than fifty percent (50%) of the Consideration Shares held by Seller Parent and its Subsidiaries immediately following the Closing or, in the event of a Transfer of all Consideration Shares then held by Seller Parent and its Subsidiaries, more than seventy-five percent (75%) of the Consideration Shares held by Seller Parent and its Subsidiaries immediately following the Closing.  From the date which is nine (9) months following the Closing Date until the date which is twelve (12) months following the Closing Date, Seller Parent shall not, and shall cause its Subsidiaries not to, Transfer to any Person (other than Seller Parent or any of its Subsidiaries) more than fifty percent (50%) of the Consideration Shares held by Seller Parent and its Subsidiaries immediately following the Closing or, in the event of a Transfer of all Consideration Shares then held by Seller Parent and its Subsidiaries, more than seventy-five (75%) of the Consideration Shares held by Seller Parent and its Subsidiaries immediately following the Closing.  Notwithstanding the foregoing restrictions, Seller Parent and its Subsidiaries may Transfer any Consideration Shares to any Person (other than a Prohibited Transferee) which executes and delivers a Joinder Agreement in connection with such Transfer at any time after Closing.  Upon execution and delivery of a Joinder Agreement by such Person, such Person shall be deemed a “Holder” (as defined below) and shall be subject to the terms of, and entitled to the benefits of, this Annex 27, and such Person shall be a third party beneficiary hereof.  Except as otherwise permitted by this Agreement or with the prior written consent of Purchaser, Seller Parent shall not, and shall cause its Subsidiaries not to, Transfer any Consideration Shares other than (i) in transactions exempt from registration under the Securities Act or (ii) pursuant to the Registration Statement.  Any Transfer or attempted Transfer of any Consideration Shares in violation of this Annex 27 shall be null and void ab initio, and Purchaser may, and may instruct its transfer agent and other third parties not to, record or recognize such Transfer on the share register of Purchaser.

Section 2.  Shelf Registration.  Purchaser shall use its reasonable best efforts to file the Shelf Registration Statement with the SEC within sixty (60) days after the Closing Date.

Section 3.  Suspension Periods.  Upon written notice to Seller Parent, Purchaser shall be entitled to delay the filing or initial effectiveness of, or suspend, for a period of time, the use of any Registration Statement (including the Shelf Registration Statement) or prospectus relating to such Registration Statement: (a) with respect to any underwritten offering, if Purchaser is subject to any of its customary suspension or blackout periods, for all or part of such period; (b) upon issuance by the SEC of a stop order suspending the effectiveness of such Registration Statement with respect to Registrable Securities or the initiation of proceedings with respect to such Registration Statement under Section 8(d) or 8(e) of the Securities Act; (in each case, a “Suspension Period”); or (c) following the one (1) year anniversary of the Closing Date, if the filing, initial effectiveness or continued use of such Registration Statement at any time would require Purchaser to make a public disclosure of material non-public information, which disclosure in the good faith judgment of Purchaser, after consultation with counsel: (i) would be required to be made in any registration statement so that such registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) would reasonably be expected to adversely affect any proposal or plan of Purchaser to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or similar transaction, in each case that is material to Purchaser; provided that (A) the duration of all Suspension Periods referred to in clauses (a) and (c) above may not exceed ninety (90) days in the aggregate in any 12-month period and (B) if applicable, Purchaser shall use its reasonable best efforts to amend the Registration Statement and/or prospectus to correct such untrue statement or omission as soon as reasonably practicable.  In the event Purchaser exercises its rights under the preceding sentence, each Holder agrees to suspend, promptly upon their receipt of the notice referred to above, its use of any prospectus relating to such registration in connection with any sale or offer to sell and transfer Registrable Securities.

Section 4.  Shelf Registration Procedures.  In connection with the filing of the Shelf Registration Statement and any Public Offering of Registrable Securities in accordance with this Annex 27, Purchaser shall:

(a)                                 before filing the Shelf Registration Statement or any amendments or supplements thereto, furnish to the Holders copies of all such documents proposed to be filed, which documents shall be subject to review and comment of such Holders and their counsel;

(b)                                 with respect to the Shelf Registration Statement, use its reasonable best efforts (A) to cause the Shelf Registration Statement to be declared effective on or prior to the date which is three (3) months after the Closing Date, (B) keep the Shelf Registration Statement effective with the SEC for the period of time required by this Annex 27, (C) re-file the Shelf Registration Statement upon its expiration and (D) cooperate in any shelf take-down by amending or supplementing the prospectus related to such Shelf Registration Statement as may be requested by any Holder to enable a Public Offering of Registrable Securities, in each case until there are no longer any Registrable Securities held by the Holders (or any longer period required under the Securities Act);

(c)                                  furnish to each Holder such number of copies, without charge, of the Shelf Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 under the Securities Act), all exhibits and other documents filed therewith and such other documents a Holder may reasonably request including in order to facilitate a Public Offering by such Holder;

(d)                                 use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions any Holder reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable the Holders to consummate a Public Offering in such jurisdictions; provided that Purchaser shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(e)                                  notify each Holder as promptly as reasonably practicable at any time when a prospectus relating to a Public Offering is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains any untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to such Holder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(f)                                   notify each Holder as promptly as reasonably practicable (A) when any Shelf Registration Statement, or the prospectus or any prospectus supplement or post-effective amendment relating to such Shelf Registration Statement, has been filed and when any such post-effective amendment has become effective, (B) after it becomes aware of any comments received on the Shelf Registration Statement from the SEC, (C) after it becomes aware of any request by the SEC for amendments or supplements to such Shelf Registration Statement or to amend or to supplement such prospectus or for additional information, and (D) after it becomes aware of the issuance by the SEC of any stop order suspending the effectiveness of such Shelf Registration Statement or the initiation of any proceedings for any of such purposes;

(g)                                  use its reasonable best efforts to cause all applicable Registrable Securities to be listed on the NYSE or such other market on which the Purchaser Common Shares are then listed or quoted, subject to official notice of issuance;

(h)                                 provide a transfer agent and registrar for all applicable Registrable Securities not later than the effective date of the Shelf Registration Statement and otherwise enable any Registrable Securities sold pursuant to such Shelf Registration Statement to be in such denominations and registered in such names as the lead underwriter, if any, or the Holder may request (subject to the other provisions of this Annex 27);

(i)                                     enter into such customary agreements (including underwriting agreements and, subject to Section 11, lock-up agreements in customary form for up to ninety (90) days, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions the Holders and the underwriters, if any, reasonably request in order to expedite or facilitate a Public Offering (including making members of management and executives of Purchaser available to participate in “road shows,” similar sales events and other marketing activities and delivering any certificates of officers of Purchaser); provided that such participation shall not unreasonably interfere with the business operations of Purchaser;

(j)                                    make available for inspection by any Holder, any underwriter participating in any Public Offering and any attorney, accountant or other agent retained by any Holder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of Purchaser, and cause Purchaser’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with Public Offering, in each case, as shall be reasonably necessary to enable them to conduct a customary due diligence investigation; provided that Purchaser may require as a condition to such inspection and receipt of such information that the inspecting Person enter into a confidentiality agreement in form and substance reasonably satisfactory to Purchaser;

(k)                                 timely provide to its security holders earnings statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(l)                                     in the event of the issuance of any stop order suspending the effectiveness of the Shelf Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in the Shelf Registration Statement for sale in any jurisdiction, use its reasonable best efforts to promptly obtain the withdrawal of such order;

(m)                             use its reasonable best efforts to obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of any underwriting agreement and the date of the closing under the underwriting agreement for such offering (including any over-allotment or “green shoe” closing), signed by Purchaser’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request;

(n)                                 provide legal opinions of Purchaser’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Shelf Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature; and

(o)                                 cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority.

Section 5.  Provision of Information.  As a condition to registering Registrable Securities, Purchaser may require each Holder of Registrable Securities as to which any registration is being effected to furnish Purchaser with such information regarding such Holder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as Purchaser may from time to time reasonably request in writing.

Section 6.  Underwritten Offerings.  If any Holder intends that the Registrable Securities shall be distributed by means of an underwritten offering, such Holder shall so advise Purchaser; provided, however, that an underwritten offering must be for a number of Registrable Securities with an aggregate market value, calculated based on the closing price of such Registrable Securities on the Business Day immediately prior to the commencement of marketing for such sale or offering, that is equal to at least one hundred million Dollars ($100,000,000).  In such event, the lead underwriter to administer the offering shall be chosen by such Holder; provided, that at least one of the joint bookrunning managers is selected by Purchaser.

Section 7.  Registration Expenses.  All expenses incidental to Purchaser’s performance of or compliance with this Annex 27, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Purchaser and all independent certified public accountants and other Persons retained by Purchaser (all such expenses, “Registration Expenses”), shall be borne by Purchaser.  Purchaser shall, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the Registrable Securities on each securities exchange on which the same series of securities or similar securities issued by Purchaser are then listed.  The Holders of the securities so registered shall pay all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder, the fees and expenses of counsel beyond the one law firm paid for by Purchaser and any other Registration Expenses required by Law to be paid by a selling Holder pro rata on the basis of the amount of proceeds from the sale of their securities so registered.

Section 8.  Supplemented or Amended Prospectus.  Each Holder that is participating in any registration hereunder agrees that, upon receipt of any notice from Purchaser of the happening of any event of the kind described in Section 4(e), such Holder shall forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Holder receives copies of a supplemented or amended prospectus as contemplated by Section 4(e).

Section 9.  Holdback.  With respect to any underwritten offering of Registrable Securities under the Shelf Registration Statement, Purchaser agrees not to effect any public sale or distribution, or to file any Registration Statement covering any Purchaser Common Shares or other of its equity securities or any securities convertible into or exchangeable or exercisable for such securities (other than with respect to awards pursuant to employee benefit plans and issuances of Purchaser Common Shares upon exercise of any such awards) during the Holdback Period with respect to such underwritten offering.

Section 10.  Rule 144 under the Securities Act.

(a)                                 Purchaser shall (i) timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if Purchaser is not required to file such reports, it shall, upon the request of any Holder, make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act) and (ii) take such further action any Holder may reasonably request to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act.  Upon the request of any Holder, Purchaser shall deliver to such Holder a written statement as to whether it has complied with such information requirements.

(b)                                 Purchaser shall provide a transfer agent and registrar for all applicable Registrable Securities to be sold pursuant to Rule 144 not later than (5) Business Days following the written request of any Holder and otherwise enable any Registrable Securities sold pursuant to Rule 144 to be in such denominations and registered in such names as the Holder may reasonably request.

Section 11.  Indemnification.

(a)                                 Indemnification by Purchaser.  Purchaser shall indemnify, defend and hold harmless Seller Parent, any Holders, their Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Holder Indemnified Parties”), from, against and in respect of any and all losses, claims, damages, liabilities (or actions in respect thereof, whether or not such indemnified party is a party thereto) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, an “Indemnified Loss” and collectively “Indemnified Losses”) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any applicable Registration Statement (or in any preliminary or final prospectus contained therein, any document incorporated by reference therein or issuer free writing prospectus related thereto), pursuant to which a Holder has sold Registrable Securities, or any other offering circular, amendment of or supplement to any of the foregoing or other document incident to any such registration, qualification, or compliance, or arising out of or based upon any omission (or alleged omission) to state therein (in the case of a final or preliminary prospectus or issuer free writing prospectus, in light of the circumstances under which they were made) a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that Purchaser shall not be liable to a Holder Indemnified Party in any such case to the extent that any such Indemnified Losses arise out of or are based upon any untrue statement or omission by the applicable selling Holder but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement (or in any preliminary or final prospectus contained therein, any document incorporated by reference therein or issuer free writing prospectus related thereto), offering circular, amendment or supplement to any of the foregoing or other document in reliance upon and in conformity with written information furnished to Purchaser by such selling Holder specifically for inclusion in such document.

(b)                                 Indemnification by Selling Holders.  Each Holder shall, severally and not jointly, indemnify, defend and hold harmless the Purchaser Indemnified Parties, from and against all Indemnified Losses arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement (or in any preliminary or final prospectus contained therein, any document incorporated by reference therein or issuer free writing prospectus related thereto) or any other offering circular or any amendment of or supplement to any of the foregoing or any other document incident to such registration, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a final or preliminary prospectus or issuer free writing prospectus, in light of the circumstances under which they were made) not misleading, in each case solely to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement (or in any preliminary or final prospectus contained therein, any document incorporated by reference therein or issuer free writing prospectus related thereto), offering circular, or any amendment of or supplement to any of the foregoing or other document in reliance upon and in conformity with written information furnished to Purchaser by such Holder expressly for inclusion in such document.

(c)                                  Conduct of Indemnification Proceedings.  The provisions of Section 9.4 and Section 9.5 of the Agreement shall apply mutatis mutandis to claims for indemnification brought pursuant to this Section 11.

(d)                                 Contribution.  If the indemnification provided for in Section 11(a) or Section 11(b) is unavailable to a party that would have been entitled to indemnification pursuant to Section 11(a) or Section 11(b) (an “Indemnitee”) in respect of any Indemnified Losses referred to therein, then each party that would have been an indemnifying party thereunder shall, subject to Section 11(e) and in lieu of indemnifying such Indemnitee, contribute to the amount paid or payable by such Indemnitee as a result of such Indemnified Losses in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such Indemnitee on the other in connection with the statements or omissions which resulted in such Indemnified Losses.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Parties agree that it would not be just or equitable if contribution pursuant to this Section 11(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence.  The amount paid or payable by a contributing party as a result of the Indemnified Losses referred to above in this Section 11(d) shall include any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)                                  Survival.  The indemnification of Purchaser contained in Section 11(a) and the contribution provisions of Section 11(d) shall remain in full force and effect regardless of (i) the transfer of the applicable Registrable Securities, (ii) any investigation made by or on behalf of any Holder and (iii) the acceptance by Seller Parent of the Consideration Shares at the Closing.

(f)                                   Limitation on Liability of Holders.  The liability of each Holder of Registrable Securities in respect of any indemnification or contribution obligation of such Holder arising under this Section 11 shall not in any event exceed an amount equal to the net proceeds to such Holder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities disposed of by such Holder pursuant to such registration.

Section 12.  Standstill.  For so long as Seller Parent and its Subsidiaries Beneficially Own four percent (4%) or more of the outstanding Purchaser Common Shares, Seller Parent shall not, and shall cause its Subsidiaries not to, without the prior written consent at Purchaser (such consent not to be unreasonably withheld, delayed or conditioned):

(a)                                 acquire, offer to acquire, or agree to acquire, directly or indirectly (including through derivative securities or instruments), Beneficial Ownership of any Purchaser Common Shares (other than any Purchaser Common Shares received by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by Purchaser in respect of Purchaser Common Shares);

(b)                                 offer, propose or publicly announce any tender offer, exchange offer or merger in respect of Purchaser Common Shares;

(c)                                  (i) commence, conduct or participate in any “solicitation” of “proxies,” “consents” or “authorizations” (as such terms are used in the proxy rules of the SEC promulgated under the Exchange Act) to vote any Purchaser Common Shares, unless such solicitation has been commenced by Purchaser;

(d)                                 communicate with shareholders of Purchaser pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, in each case in respect of any of the types of matters set forth in this Section 12;

(e)                                  form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act with any Person for the purpose of voting, acquiring, holding, or disposing of, any Purchaser Common Shares with respect to any of the types of matters set forth in this Section 12;

(f)                                   call or seek to call any meeting of shareholders of Purchaser;

(g)                                  make any shareholder proposals of the type contemplated by Section 1.9 of the Amended and Restated Bylaws of the Purchaser, adopted as of September 5, 2018;

(h)                                 (i) act, seek, facilitate or encourage any Person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of directors of the Purchaser Board, (ii) in the case of any such “contested solicitation,” vote any Purchaser Common Shares in any manner other than as recommended by the Purchaser Board or abstain from voting such Purchaser Common Shares or (iii) seek, facilitate, encourage, or take any other action with respect to the appointment, election or removal of any directors of the Purchaser Board, other than in accordance with Purchaser’s recommendation;

(i)                                     contest the validity or enforceability of any provision contained in this Section 12;

(j)                                    take any action that would reasonably be expected to require Purchaser to make a public announcement with respect to any of the types of matters set forth in this Section 12; or

(k)                                 enter into any negotiations, arrangements or understandings with any third party with respect to any of the foregoing activities;

provided that nothing contained in this Section 12 shall be construed to restrict the ability of Seller Parent and its Subsidiaries to comply with any applicable disclosure obligations under applicable Law, including Section 13 of the Exchange Act and the regulations promulgated thereunder, and any notice, filing or other communication made by or on behalf of Seller Parent of its Subsidiaries in order to comply with their respective obligations under the U.S. federal securities Laws or other applicable Laws shall not be deemed to be a breach of this Section 12.

Section 13.  Definitions.  As used in this Annex, the following terms have the meanings set forth below:

“Beneficially Own” or “Beneficial Ownership” means, with respect to any Registrable Securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act.

“Holdback Period” means, with respect to any registered offering of Purchaser’s securities, (i) the period during the ten (10) days before and ninety (90) days after the effective date of the applicable Registration Statement (or such lesser period as the lead or managing underwriters may reasonably require) or, in the case of a takedown from the Shelf Registration Statement, ninety (90) days after the date of the prospectus supplement filed with the SEC in connection with such takedown (or such lesser period as the lead or managing underwriters may reasonably require) and during such prior period (not to exceed ten (10) days) as to which Purchaser has given reasonable written notice to the Holders or (ii) such shorter period as Seller Parent shall determine.

“Holder” means any Person who Beneficially Owns any Registrable Securities as a result of this Agreement and any Affiliate of such Person to which any Registrable Securities have been transferred.

“Indemnified Losses” has the meaning set forth in Section 11(a) of this Annex 27.

“Indemnitee” has the meaning set forth in Section 11(d) of this Annex 27.

“Joinder Agreement” means a joinder agreement in all material respects in the form attached as Schedule 1 to this Annex 27.

“Lock-Up Period” shall have the meaning set forth in Section 1 of this Annex 27.

“Prohibited Transferee” means any Person that, to the Knowledge of Seller Parent, after reasonable inquiry (including, where practicable, obtaining a representation of the ownership of Purchaser Common Shares of such transferee), is required to, or upon consummation of a Transfer, would be required to, file a Schedule 13D with the SEC.

“Public Offering” means a public offering and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act.

“Registration Expenses” shall have the meaning set forth in Section 7 of this Annex 27.

“Registrable Securities” means (i) the Consideration Shares and (ii) any equity securities issued or issuable directly or indirectly with respect to the Consideration Shares by way of share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, scheme of arrangement, consolidation or other reorganization; provided, however, that any such securities shall cease to be Registrable Securities when (A) they have been resold by a Holder pursuant to an effective Registration Statement; (B) they have been resold by a Holder pursuant to Rule 144 under the Securities Act; or (C) they may be resold by the applicable Holder pursuant to Rule 144 under the Securities Act and not subject to any volume or manner of sale limitations imposed thereunder, and the Holder, together with its Affiliates, holds no more than one percent (1%) of the outstanding Purchaser Common Shares.

“Registration Statement” means a prospectus and other documents filed with the SEC to effect a registration of the Registrable Securities for resale under the Securities Act.

“Shelf Registration Statement” means a registration statement on Form S-3 (or any successor form thereto) providing for the registration of, and the sale on a continuous or delayed basis of, the Registrable Securities pursuant to Rule 415 under the Securities Act.

“Suspension Period” shall have the meaning set forth in Section 3 of this Annex.

“Transfer” shall have the meaning set forth in Section 1 of this Annex.